Exhibit 99.1

Press Release

etrials Worldwide to Report Third Quarter 2006 Financial Results

Monday October 23, 9:15 am ET

Company Updates Third Quarter Outlook

MORRISVILLE, N.C.--(BUSINESS WIRE)--etrials® Worldwide, Inc. (Nasdaq: ETWC - News, ETWCW - News, ETWCU - News), a leading provider of eClinical software and services that optimize clinical-trial management and accelerate time-to-market, today announced that it expects to report revenue growth for the third quarter 2006 of approximately 5% quarter over quarter and approximately 35% over the prior year quarter. In addition, the company expects to achieve positive operating and net income for the third quarter 2006 as compared to losses in the prior year quarter. The financial results for the three and nine month periods ended September 30, 2006 will be released after market close on Thursday, November 9, 2006. Management will conduct a conference call at 4:30 p.m. ET that same day.

To participate in the live call by telephone, please dial 800.480.2207, or for international callers, please dial 706.643.7866 and reference ID number 9126963. Those interested in listening to the conference call live via the Internet may do so by visiting the company's web site at www.etrials.com, or by clicking http://audioevent.mshow.com/311429. Please go to the web site 15 minutes prior to the scheduled start to register, download and install any necessary audio software. A web cast audio replay will be available through November 23, 2006. A telephone audio replay will also be available through November 16, 2006, by dialing 800.642.1687 from the US or 706.645.9291 for international callers and entering conference ID number 9126963 when prompted.

About etrials®

etrials Worldwide, Inc. (Nasdaq: ETWC - News, ETWCW - News, ETWCU - News) a leading provider of eClinical software and services to pharmaceutical, biotechnology, medical device, and contract research organizations offers insight into all aspects of clinical trials, maximizing return on investment and accelerating time to market. With global operations, etrials is the only top tier solutions provider to offer electronic data capture (EDC), interactive voice response (IVR), electronic patient diaries (eDiaries), and a clinical trials management system (CTMS) as part of an integrated software as a service (SaaS) platform or as individual solutions to optimize clinical trials. As an experienced leader, etrials has facilitated over 900 trials involving more than 400,000 patients in 60 countries; and has participated in 33 studies used for new drug applications. Having partnered with over 100 clients, including 16 of the top 20 global pharmaceutical companies and top CROs, etrials is leading the way towards Adaptive Trials and integration between eClinical and electronic health records. To learn more visit us at www.etrials.com. etwcf etrials is registered trademark in the United States of etrials Worldwide, Inc. Other marks belong to their respective owners and are used with permission.

Forward-Looking Statements

This announcement or the conference call referenced therein may contain forward-looking statements which involve risks and uncertainties and actual results that could differ materially from those discussed. More information is included in the Company's filings with the Securities and Exchange Commission. All forward-looking statements are based on information available to the Company on the date hereof, and it assumes no obligation to update such statements.